[Execution Version]

STOCK PURCHASE AGREEMENT

by and among

EMTEC GLOBAL SERVICES, LLC,

LUCEO, INC.

and

SIVA NATARAJAN

Dated March 20, 2008

TABLE OF CONTENTS

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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INDEX OF EXHIBITS

Exhibit	**Description**
Exhibit A	Form of Promissory Note
Exhibit B	Earn-Out
Exhibit C	Form of Natarajan Employment Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Legal Opinion of Counsel to the Company
Exhibit F	Form of Stockholder Release
Exhibit G	Certificate of Closing Amounts
Exhibit H	Form of Subordination Agreement

DEFINED TERMS

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of March 20, 2008, by and among Emtec Global Services, LLC, a Delaware limited liability company ("Buyer"), Luceo, Inc., an Illinois corporation (the "Company"), and Sivapatham Natarajan (the "Stockholder").

RECITALS

A. The Company has issued and outstanding one thousand (1,000) shares of common stock, no par value per share (the "Capital Stock") and no other equity securities. As of the date hereof, all of the Capital Stock is owned beneficially and of record by the Stockholder.

B. Buyer desires to purchase and the Stockholder desires to sell all of the shares of the Capital Stock (the "Acquisition") on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE TRANSACTION

1.1. Purchase of Capital Stock. At the Closing referred to in Section 2.1 below, the Stockholder will sell and assign to Buyer, and Buyer will purchase from the Stockholder, all of the shares of Capital Stock, free and clear of all Encumbrances.

1.2. Purchase Price Payment.

(a) Purchase Price. The aggregate purchase price for all of the Capital Stock purchased by Buyer pursuant to Section 1.1 (the "Purchase Price") shall consist of (i) cash in an aggregate amount equal to $1,795,000 (the "Initial Cash Consideration"), minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital (it being understood that there shall be no increase in the Purchase Price if the Estimated Closing Net Working Capital exceeds the Target Net Working Capital), minus in the event that the Target Net Working Capital is less than or equal to the Estimated Closing Net Working Capital, the amount by which cash and cash equivalents of the Company at Closing are less than $200,000, minus Estimated Net Debt, (the Initial Cash Consideration as adjusted as described herein, the "Closing Cash Consideration"); (ii) a subordinated promissory note in the form of Exhibit A attached hereto in a principal amount of Eight Hundred Twenty Thousand Dollars ($820,000) which shall be payable in two equal installments of Four Hundred Ten Thousand Dollars ($410,000) on the 12 month and 18 month anniversaries of the Closing Date (the

"Promissory Note") and (iii) the potential right to receive additional cash consideration in accordance with the terms and conditions of Exhibit B attached hereto (the "Earn-Out").

(b) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer (i) a certificate (the "Certificate of Closing Amounts") certifying to the amount of the Transaction Expenses, specifying the amounts owing to each creditor with respect thereto (together with payment instructions therefor); and (ii) the Estimated Closing Date Balance Sheet, together with its good faith computation of the Estimated Net Working Capital and Estimated Net Debt and all work papers and back-up materials relating thereto.

(c) Closing Payments and Deliveries. At the Closing, Buyer shall: (i) pay to the appropriate creditors of the Company the Debt, as specified in payoff letters provided to Buyer, which payoff letters shall indicate the amount necessary to repay such creditors in full and that such creditors have agreed to release all Encumbrances in respect of such Debt upon receipt of the amounts indicated in such payoff letters; (ii) pay to the appropriate parties the Transaction Expenses, as specified in the Certificate of Closing Amounts and (iii) pay to the Stockholder an amount of cash equal to the Closing Cash Consideration, by wire transfer of immediately available funds to the account that has been designated by the Stockholder at least three (3) days prior to the Closing. In connection with the Closing, the Stockholder and the Company hereby instruct Buyer (i) to make the payments referenced in such payoff letters on the Closing Date to discharge the Debt covered thereby and (ii) to pay the Transaction Expenses in the amounts and to the parties specified in the Certificate of Closing Amounts.

(d) Closing Balance Sheet; Closing Net Working Capital; Net Debt. As promptly as possible following the Closing Date, but in no event later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Stockholder a statement (the "Closing Statement") consisting of (i) a consolidated balance sheet of the Company as of 11:59 pm EST on the business day immediately prior to the Closing Date (the "Closing Balance Sheet"); and (ii) the Closing Net Working Capital and Net Debt, based on the Closing Balance Sheet, together with all work papers and back-up materials relating thereto. The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles. The Stockholder agrees to provide, or cause to be provided, to Buyer any materials or information in its possession requested by Buyer as necessary for the preparation of the Closing Balance Sheet and the computation of Closing Net Working Capital and Net Debt.

(e) Review by Stockholder. The Stockholder shall have a period of thirty (30) days following delivery of the Closing Statement to review, at its expense, the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Net Debt. Within such thirty (30) day period, the Stockholder shall notify Buyer in writing when the Stockholder has completed its review and whether or not the Stockholder agrees with the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Net Debt. Any objection to the Closing Balance Sheet or to the computations of the Closing Net Working Capital or Net Debt may only be made to the extent such balance sheet or computation has not been made in accordance with the preparation of the Financial Statements or to the extent it contains computational errors. If the Stockholder does not give Buyer notice of the Stockholder's objection within such thirty (30) day period, the Closing Balance Sheet and the computations of

Closing Net Working Capital and Net Debt shall become final and the Stockholder shall have no further right to disagree therewith, and the payment of the Closing Net Working Capital adjustment and Net Debt adjustment pursuant to Section 2.1(g) shall be made. Buyer agrees to provide, or cause to be provided, to the Stockholder any materials or information in Buyer's possession or the possession of Buyer's accountants (upon execution of such accountants' standard waiver letter) requested by the Stockholder relating to the preparation of the Closing Balance Sheet and the computations of the Closing Net Working Capital and Net Debt.

(f) Independent Review. In the event the Stockholder and Buyer do not agree upon the Closing Balance Sheet or the computations of the Closing Net Working Capital and Net Debt within ten (10) business days after delivery by the Stockholder of a notice of disagreement pursuant to Section 1.2(e), the Stockholder and Buyer shall submit to the Arbiter such Closing Balance Sheet and computations of the Closing Working Capital and Net Debt, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement. The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested. Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Closing Balance Sheet or the relevant computations of Closing Net Working Capital and Net Debt delivered by the Buyer pursuant to Section 1.2(d) was not prepared in accordance with the preparation of the Financial Statements or contained computational errors. The fees and expenses of the Arbiter shall be equally apportioned between the Stockholder and Buyer.

(g) Closing Net Working Capital and Net Debt Adjustment. Within five (5) business days after the final determination of the Closing Net Working Capital and Net Debt as provided for in Sections 1.2(e) or (f), as the case may be (provided that any undisputed amount shall be paid within five (5) business days of the Stockholder's notice of objection pursuant to Section 1.2(e)), (i) if the Purchase Price as calculated pursuant to the formula set forth in Section 1.2(a) substituting such Closing Net Working Capital and Net Debt for Estimated Net Working Capital and Estimated Net Debt (the "Final Purchase Price") is less than the Purchase Price determined at Closing using Estimated Net Working Capital and Estimated Net Debt (the "Closing Purchase Price"), the Stockholder shall pay to Buyer an amount in cash equal to the difference or (ii) if the Final Purchase Price is greater than the Closing Purchase Price, the Buyer shall pay or cause to be paid to the Stockholder to an account designated in writing by the Stockholder, an amount of cash equal to the difference. Interest shall accrue thereon from the date of Closing to the date of payment thereof, at an interest rate equal to the "Prime Rate" as published by the Wall Street Journal on the Closing Date plus one percent (1%) (the "Interest Rate").

ARTICLE II
CLOSING

2.1. Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Coman & Anderson, P.C. in Lisle, Illinois at 10:00 a.m. EST on the second business day following satisfaction of the conditions set forth in Articles

VIII and IX (other than conditions that have been satisfied but for the actual delivery of documents on such date), or at such other place, time or date as Buyer and the Company may agree in writing (such time and date being referred to herein as the "Closing Date"). For financial accounting purposes, to the extent permitted by law, the Closing shall be deemed to have become effective as of 12:01 a.m. EST on the Closing Date.

2.2. Closing Deliveries.

(a) Deliveries by Buyer to the Stockholder. At the Closing, Buyer shall deliver or cause to be delivered the following to the Stockholder:

(i) the Closing Cash Consideration;

(ii) the Promissory Note executed by Buyer;

(iii) the employment agreement between the Company and Stockholder in the form attached hereto as Exhibit C (the "Natarajan Employment Agreement") executed by the Company; and

(iv) the non-competition agreement between the Buyer and Egisnova Corp. in the form attached hereto as Exhibit D executed by the Buyer (the "Non-Competition Agreement");

(v) the Ancillary Agreements to which Buyer is a party, executed by Buyer;

(b) Deliveries by the Stockholder. At the Closing, the Stockholder shall deliver or cause to be delivered the following to Buyer:

(i) stock certificates representing all of the shares of Capital Stock, duly endorsed for transfer or accompanied by duly executed stock transfer powers, free and clear of all Encumbrances.

(ii) the Stockholder's Closing Certificate;

(iii) the Ancillary Agreements to which the Stockholder or the Company is a party, executed by the Stockholder or the Company, as the case may be;

(iv) a legal opinion addressed to Buyer in substantially the form set forth on Exhibit E attached hereto;

(v) the Non-Competition Agreement, executed by Egisnova Corp.;

(vi) a certificate of the Secretary of the Company certifying the certificate of incorporation and bylaws of the Company and incumbency of certain officers of the Company and setting forth a copy of the resolutions adopted by the Company's Board of Directors and stockholder authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(vii) certificates reasonably acceptable to Buyer prepared in accordance with Treasury regulations section 1.1445-2 certifying that the Company and the Stockholder are not foreign persons;

(viii) a certificate of good standing of the Company from the State of Illinois dated within five business days of the date hereof;

(ix) a waiver and release of any and all claims against the Company from the Stockholder in the form set forth on Exhibit F attached hereto;

(x) the Natarajan Employment Agreement, executed by Stockholder; and

(xi) such other agreements, certificates and documents as may be reasonably requested by Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

Each of the Company and the Stockholder hereby, jointly and severally, represents and warrants to Buyer that on the date hereof and as of the Closing Date as though made on the Closing Date, as follows:

3.1. Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. Copies of the Company's articles or certificate of incorporation, bylaws, and other constituent documents, as amended to date, have been delivered to Buyer, and are correct and complete and in full force and effect.

3.2. Capitalization and Ownership.

(a) The authorized and outstanding capital stock of the Company is set forth in Section 3.2 of the Disclosure Letter. All of the Capital Stock is owned of record and beneficially by the Stockholder, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, conditions, licenses, options or title defects of any kind whatsoever ("Encumbrances").

(b) The Company has issued no options (the "Options") to purchase shares of its Common Stock.

(c) Except as set forth in Section 3.2 of the Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) contract under which the

Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(d) The Capital Stock represents all of the issued and outstanding equity securities of the Company, and all of the outstanding Capital Stock is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of the terms of any agreement or other understanding binding upon the Stockholder or the Company, and was issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations.

(e) The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Capital Stock, other than Encumbrances created or suffered by Buyer.

3.3. Subsidiaries. The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, and has not owned, directly or indirectly, beneficially or of record, or have any operational control over, or have any obligation to acquire, any capital stock or other equity securities of any corporation, nor does the Company have any direct or indirect equity or ownership investment, or any obligation to incur such investment, in any other person.

3.4. Qualification; Location of Business and Assets. The Company is duly qualified and in good standing and duly authorized to do business in the jurisdictions set forth in Section 3.4 of the Disclosure Letter, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary. Set forth in Section 3.4 of the Disclosure Letter is each location (specifying state, county and city) where the Company (a) has a place of business, (b) owns or leases real property and (c) owns or leases any other property, including inventory, equipment or furniture.

3.5. Authority. The Company has all requisite power and authority to enter into this Agreement and the other agreements required pursuant to this Agreement to which it is a party (the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the Board of Directors of the Company. This Agreement has been, and each of the Ancillary Agreements to which the Company is a party will be on the Closing Date, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors' rights and subject to general principles of equity, including the

principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.6. No Violation of Laws or Agreements. The Company has full legal right, power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder without the need for the consent of any other person or entity. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Agreement and the Ancillary Agreements by the Company, will not (a) contravene any provision of the Company's articles or certificate of incorporation, bylaws or other constituent documents; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (c) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Company's assets or the Capital Stock or give to others any interests or rights therein; (d) result in the maturation or acceleration of any liability or obligation of the Company (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Company is a party or by which it may be bound.

3.7. Financial Statements. The books of account and related records of the Company fairly reflect in reasonable detail its consolidated assets, liabilities and transactions in accordance with the Accounting Principles applied on a consistent basis. The Stockholder and the Company have delivered to Buyer the following financial statements (the "Financial Statements"):

(i) consolidated statements of income, retained earnings and cash flows of the Company for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007, inclusive, and consolidated balance sheets of the Company as at each of such dates.

The Financial Statements: (a) are correct and complete and in accordance with the books and records of the Company; (b) fairly present the financial condition, assets and liabilities of the Company as at their respective dates and the results of operations and cash flows for the periods covered thereby; and (c) have been prepared in accordance with the Accounting Principles applied on a consistent basis during the periods involved. All references in this Agreement to the "Balance Sheet" shall mean the balance sheet of the Company as at December 31, 2007 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean December 31, 2007.

3.8. No Undisclosed Liabilities. The Company has no material liability or material obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of Taxes and any interest or penalties relating thereto (an

"Undisclosed Liability"), except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and fully reflected as liabilities on the Company's books of account, none of which, individually or in the aggregate, has been materially adverse and (c) liabilities disclosed in Section 3.8 of the Disclosure Letter.

3.9. No Changes. Except as disclosed in Section 3.9 of the Disclosure Letter, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been:

(a) any change in the condition (financial or otherwise), assets, liabilities, prospects, net worth, earning power or business of the Company, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to the Company;

(b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company, or any material deterioration in the operating condition of the assets of the Company;

(c) any Encumbrance of any kind on any of the assets, tangible or intangible, of the Company;

(d) any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of the Company;

(e) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of the Company, or the direct or indirect repurchase or other acquisition of equity interests of the Company or any grant or issuance of any equity interests, option, warrant or other right to purchase or acquire such equity interests or securities convertible into or exchangeable for such equity interests;

(f) any increase in the salaries or other compensation payable or to become payable to (except normal increases in payments in the ordinary course of business and consistent with past practice to employees), or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, or employee of the Company, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, pension or other plan) to which any of its officers, directors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described in Section 3.25 of the Disclosure Letter, or any other payment of any kind to or on behalf of any such officer, director, or employee;

(g) any making or authorization of any capital expenditures in excess of $10,000 or $50,000 in the aggregate;

(h) any cancellation or waiver of any right material to the operation of the business of the Company or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against the Stockholder or his Affiliates;

(i) any sale, transfer or other disposition of any assets of the Company, except sales of inventory in the ordinary course of business;

(j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

(k) any material adverse change or any threat of any material adverse change in the Company's relations with, or any loss or threat of loss of, any of the Company's suppliers, clients, referral sources or customers;

(l) any write-offs as uncollectible of any notes or accounts receivable of the Company or write-downs of the value of any assets or inventory by the Company other than in immaterial amounts;

(m) any change by the Company in any method of accounting or keeping its books of account or accounting practices including any changes in the assumptions underlying or method of calculating bad debt or other reserves of the Company, or any change or modification in the Company's existing credit, collection or payment policies, procedures and practices with respect to accounts receivable and accounts payable, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;

(n) any creation, incurrence, assumption or guarantee by the Company of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Company of any indebtedness for money borrowed;

(o) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, the Stockholder or any of his Affiliates, except for compensation to the officers and employees of the Company in the ordinary course of business and consistent with past practice as disclosed on Section 3.9 of the Disclosure Letter hereto;

(p) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, or any disclosure (other than to an employee of the Company) or other disposal or forfeiture of any trade secret, process or know-how;

(q) any Tax election (or revocation or change of a Tax election), any change in any method of accounting for Tax purposes, or any settlement or compromise of any Tax liability; or

(r) any transaction, agreement or event outside the ordinary course of the Company's business or inconsistent with past practice, including, but not limited to, any agreement by the Company or any Affiliate thereof to compensate any employee of the Company in any manner upon or with respect to the consummation of the transactions contemplated at Closing.

3.10. Taxes.

(a) The Company has timely filed all Tax Returns required to have been filed and has timely paid all Taxes that are due and payable, whether or not shown on such Tax Returns except as disclosed on Section 3.10 of the Disclosure Letter. All such Tax Returns are true, correct and complete in all material respects and accurately reflect the taxable income (or other measure of Tax base) of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, member, creditor, independent contractor or other party. No Tax Returns of the Company are presently subject to an extension of time to file. The provision for Taxes reflected on the face of the Balance Sheet is adequate to cover all Tax liabilities of the Company, whether or not disputed, with respect to any taxable period (or portion thereof) ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes related to taxable periods subsequent to the Balance Sheet Date have been paid or are adequately reserved for on the books and Financial Statements of the Company. There are no current, pending or threatened claims, assessments, notices, proposals to assess, deficiencies, investigations, audits or administrative or judicial proceeding with respect to any Taxes of the Company except as disclosed on Section 3.10 of the Disclosure Letter. No Governmental Entity with respect to which the Company does not file Tax Returns has claimed that the Company is or may be subject to taxation by that Governmental Entity. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. There are no Encumbrances with respect to Taxes on any of the assets of the Company.

(b) The Company is not a party to any Tax sharing or Tax allocation agreement or any other agreement with any person or entity pursuant to which the Company would have an obligation to pay Taxes of another person following the Closing.

(c) The Stockholder has delivered to Buyer true, correct and complete copies of all federal and state income tax returns for the Company for all taxable periods beginning on or after January 1, 2000, together with all copies of examination reports, proposed adjustments and closing documentation relating to any Tax issues of the Company for any taxable period beginning on or after January 1, 2000.

(d) The Company is, and has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, for federal and applicable state and local Tax

purposes at all times since January 1, 2007, and will continue to be an S corporation for federal and applicable state and local Tax purposes up to and including the Closing Date.

(e) The Company has not in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation.

(f) The Company has never (i) filed any consent under Section 341(f) of the Code, (ii) been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or similar provision of foreign, state or local law), (iii) joined in or been required to join in filing a consolidated, combined or unitary federal, foreign, state or local income Tax Return, (iv) had any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of foreign, state or local law) as a transferee, by contract or otherwise, or (v) been the subject of a Tax ruling or closing agreement with respect to any Tax matter that has continuing effect after Closing except as disclosed on Section 3.10 of the Disclosure Letter.

(g) The Company has never agreed to make, nor is the Company required to make, any adjustment under Section 481 of the Code (or similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise. The Company does not own an interest in any entity characterized as a partnership for federal income tax purposes.

(h) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not invested in any entity or entered into any arrangement that is a "tax shelter" within the meaning of Section 6662(d)(2)(C) of the Code. The Company has not been a participant in or a material advisor to any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

(i) The Company is not (and has not been at any time during the period set forth in Section 897(c) of the Code) a United States real property holding corporation, within the meaning of Sections 897 and 1445 of the Code.

(j) The Company has not been the "distributing corporation" or the "controlled corporation" within the meaning of Section 355(a) of the Code.

(k) The Company is not a party to any agreement (including this Agreement), contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).

For purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, but not limited to, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,

(ii) any liability for the payment of any amounts of the type described in clause (i), above, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability, for the payment of any amounts of the type described in clauses (i) or (ii), above, as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. "Tax Returns" shall mean all required federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company or its operations including all schedules or statements required to be included therewith and any amendments or supplements to the foregoing. "Code" shall mean the Internal Revenue Code of 1986, as amended to date.

3.11. Accounts Receivable. All of the accounts and notes receivable of the Company represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within 30 days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet. Section 3.11 of the Disclosure Letter sets forth (a) the total amount of accounts receivable of the Company outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

3.12. No Pending Litigation or Proceedings. Except as set forth in Section 3.12 of the Disclosure Letter, there are no actions, suits, investigations, or proceedings pending or, to the Stockholder's knowledge, threatened against or affecting the Company, or any of its assets or affecting the Capital Stock or the Stockholder's rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company, or any of its assets or businesses or affecting the Capital Stock or the Stockholder's rights thereto.

3.13. Contracts; Compliance. Section 3.13 of the Disclosure Letter sets forth a list of all the Company's material leases, contracts or commitments of any kind, oral or written, formal or informal (including, without limitation, any mortgages, security agreements, agreements relating to the borrowing of money, employment agreements, collective bargaining agreements, powers of attorney, distribution arrangements, patent license agreements, contracts or orders for future purchase or delivery of goods or rendition of services, non-competition or non-solicitation agreements, bonus, deferred compensation, pension or retirement plans, accrued vacation pay and group insurance and welfare arrangements). Except as set forth in Section 3.13 of the Disclosure Letter, the Company is not a party to any employment agreement, nor has it issued any letter relating to employment, which provides for any increase in compensation (including severance pay) based on a change in control or a sale of stock involving the Company. All leases, contracts and other commitments to which the Company is a party or by which it is bound

are in full force and effect; all parties to such leases, contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.

3.14. Compliance With Laws and Environmental Matters.

(a) Environmental Matters. No Hazardous Materials have been Released at, on, about, under or from any property now or formerly owned, operated or leased by the Company or any of its predecessors or in connection with the operation of their respective businesses. The Company has not received any requests for information, notices of claim, demands or other notifications that it or they (or any of their predecessors) are or may be potentially responsible with respect to any investigation or cleanup of Hazardous Materials Released or Managed at any property now or formerly owned, operated or leased by the Company or at any off-site location to which the Hazardous Materials Released or Managed by the Company or any of its Affiliates or any of their predecessors have been transported, disposed of, or have come to be located. The Company has not received notice that it has been identified as a potentially responsible party at any federal or state National Priority List (Superfund) site. To the Stockholder's knowledge, the Company does not know or have reason to know of any facts or circumstances related to environmental matters that could lead to any future environmental claims, liabilities, expenses or responsibilities against the Company or the Buyer. The Company has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

(b) Compliance with Laws. Section 3.14(b) of the Disclosure Letter sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from federal, state, local and foreign governmental and regulatory bodies held by the Company, including Environmental Permits, and no additional permits, certificates, licenses, approvals, registrations or authorizations are required to be held by the Company under any laws, rules and regulations in connection with their businesses. All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and the Company is in compliance with the terms and conditions thereof. The Company has complied in all respects with all applicable material federal, state and municipal statutes, rules, regulations and orders (including without limitation Environmental Laws and those relating to equal employment practices and fair trade practices). No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity (i) with respect to any alleged violation by the Company of any law, ordinance, rule, regulation, or order of any governmental entity or Environmental Law or (ii) with respect to any alleged failure by the Company to have any permit, certificate, license, approval, registration or authorization required in connection with its business or Environmental Permit, or any suspension or adverse modification thereof, or (iii) the Management or Release of, or exposure to, Hazardous Materials by or on behalf of the Company, its Affiliates or any of their predecessors or in relation to the Company's or its predecessors' business.

(c) Certain Definitions. "Environmental Laws" means all applicable foreign, federal, state and local environmental and employee protection laws, rules, regulations, the

common law, judgments, orders, consent agreements, work practices and standards. "Environmental Permits" means all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws. "Hazardous Materials" means hazardous or toxic material, substance, waste, pollutant, contaminant, chemical or substance regulated by any Environmental Laws. "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape. "Management," when referring to environmental matters, means the use, possession, generation, treatment, manufacture, process, handling, storage, recycling, transportation or disposal of Hazardous Materials.

3.15. Consents. Except as disclosed in Section 3.15 of the Disclosure Letter, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation after the Closing by the Company of the businesses conducted prior to the Closing.

3.16. Title. The Company has good and marketable title to all of their respective properties and assets, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances, any tenancy, encroachment, right of way, easement, or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company, (b) liens for current taxes not yet due and payable, and (c) as disclosed in detail in Section 3.16 of the Disclosure Letter (collectively "Permitted Encumbrances").

3.17. Real Estate.

(a) The Company does not own any real property. Section 3.17 of the Disclosure Letter contains a true, correct and complete list of all real properties leased, subleased, licensed or otherwise occupied by the Company or for which the Company has any obligation, financial or otherwise (collectively, the "Real Properties"). Except as disclosed in Section 3.17 of the Disclosure Letter, the Company does not own or hold any leasehold interest or other right, title or interest whatsoever in any real property or occupy or operate in any real property. Except as set forth in Section 3.17 of the Disclosure Letter, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of such Real Properties. The Company has not received any written or oral notice for assessment for public improvements against any of the Real Properties which remains unpaid and, to the knowledge of the Stockholder, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Properties and, to the knowledge of the Stockholder, no such proceeding is contemplated.

(b) Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed in Section 3.17 of the Disclosure Letter have previously been delivered to Buyer (collectively, the "Leases"). The

Company has not assigned its rights under any of the Leases. The Leases are in full force and effect and constitute binding obligations of the Company and the other parties thereto and (i) there are no defaults thereunder by the Company or by any other party thereto and (ii) no event has occurred which with notice, lapse of time, or both would constitute a default by the Company or by any other party thereto.

(c) The Company has good, marketable and insurable legal and equitable leasehold title to the property leased pursuant to the Leases (the "Leased Real Property"), in all cases, free and clear of all Encumbrances, restrictions and other matters either of record or not of record, against or senior to the Leases, which either individually or in the aggregate, could prohibit or adversely interfere with the Company's use of such property. No material default or breach exists under any of the covenants, conditions, restrictions, Encumbrances, rights-of-way or easements, if any, affecting all or any portion of the Real Properties. No third party, including, without limitation, a lienholder, has the right to cancel or terminate any of the Leases.

3.18. Transactions with Related Parties. Except as disclosed in Section 3.18 of the Disclosure Letter, no Related Party:

(a) has borrowed money or loaned money to the Company that has not been repaid;

(b) has any contractual or other claim, express or implied, of any kind whatsoever against the Company;

(c) had, since January 1, 2003, any interest in any property or assets used by the Company in its business; or

(d) has been engaged, since January 1, 2003, in any other transaction with the Company (other than employment relationships at the salaries disclosed in the Disclosure Letter).

3.19. Condition of Assets. The buildings, machinery, equipment, furniture, improvements and other assets of the Company, including those reflected in the Balance Sheet, are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used in their business. To the knowledge of the Stockholder, there are no facts or conditions affecting such assets which could interfere with the use, occupancy or operation of such assets as currently used, occupied or operated.

3.20. Compensation Arrangements; Bank Accounts; Officers and Directors. Section 3.20 of the Disclosure Letter sets forth the following information:

(a) the names and current annual salary, including any bonus, if applicable, of all present officers and employees of the Company, together with a statement of the full amount of all remuneration paid by the Company and the Stockholder to each such person and to any director of the Company, during the twelve-month period preceding December 31, 2006;

(b) the name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

(c) the names and titles of all directors and officers of the Company, of each trustee, fiduciary or plan administrator of each employee benefit plan of the Company.

3.21. Labor Relations.

(a) The relations of the Company with its employees are good. Except as disclosed in Section 3.21(a) of the Disclosure Letter, (i) no employee of the Company is represented by any union or other labor organization; (ii) there is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board or similar agency; (iii) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of the Stockholder, threatened against or involving the Company; (iv) no grievance which might have an adverse effect on the Company or the conduct of its business is pending; (v) no private agreement restricts the Company from relocating, closing or terminating any of their operations or facilities; and (f) in the past three years the Company has not experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and (vi) each employee of the Company is legally entitled to reside and work in the United States. Section 3.21(a) of the Disclosure Letter contains a list of all employment manuals and other similar documents containing rules or regulations or policies of the Company currently in effect regarding the general conduct, compensation, labor relations and employment and severance of the Company's employees, copies of which have heretofore been provided to Buyer.

(b) Section 3.21(b) of the Disclosure Letter sets forth a list of all Company employees who hold a temporary work authorization, including H-1B or L-1 visas or work authorizations (the "Work Permits"), setting forth the name of the employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all legal and regulatory requirements were satisfied and all of the information that the Company provided to the Department of Labor and the Immigration and Naturalization Service (the "INS") in the application for such Work Permit was, true and complete at the time of filing. Except as disclosed in Section 3.21(b) of the Disclosure Letter, the Company has not received any notice from the INS or any other Governmental Entity, domestic or foreign, that any Work Permit has been revoked or suspended. Except as disclosed in Section 3.21(b) of the Disclosure Letter, there is no action pending or threatened to revoke or adversely modify the terms of any of the Work Permits.

3.22. Insurance. Section 3.22 of the Disclosure Letter contains a complete and correct list of all policies and contracts for insurance (including, but not limited to, property, product liability and general liability) of which the Company is the owner, insured or beneficiary, or covering any of its properties, indicating for each policy the carrier, risks insured, the amounts and dates of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder (each, a "Policy, and collectively, the "Policies"). Each Policy is outstanding and in full force and effect. The Company has no obligation to obtain a policy or contract for insurance other than as covered by the Policies. There is no default with respect to

any provision contained in any Policy, nor has there been any failure to give any notice or present any claim under any Policy in a timely fashion or in the manner or detail required by the Policy. Except as set forth in Section 3.22 of the Disclosure Letter, (a) there are no outstanding claims under any Policy, (b) there are no premiums or claims due under any Policy which remain unpaid, and (c) there have been no gaps in coverage for the last five years. Section 3.22 of the Disclosure Letter contains an accurate and complete description of any provision contained in any Policy which provides for retrospective or retroactive premium adjustments. Within the past two years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any Policy has been received by the Company. The Company has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

3.23. Patents and Intellectual Property Rights.

(a) Section 3.23 of the Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, trademarks, service marks, trade names, material copyrights (including computer software programs), and registrations and applications for registration of domain names, industrial designs, copyrights, trademarks, service marks, trade names and trade dress owned or held for use by the Company in the conduct of its business, specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is held, issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

(b) Section 3.23 of the Disclosure Letter contains a complete and accurate list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets, computer software (other than standard, commercially available off-the-shelf software), or other intellectual property used by the Company in the conduct of its business, and (ii) by which the Company licenses or otherwise authorizes a third party to use such intellectual property. Neither of the Company nor, to the knowledge of the Company or the Stockholder, any other party is in breach of or default under any such license or other agreement and except as set forth in Section 3.23 of the Disclosure Letter, each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.

(c) The Company owns or is licensed or otherwise has the right to use all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, inventions, technology, know-how, designs, formulae, trade secrets, confidential and proprietary information, computer software, (including without limitation, Internet web sites and any software used in the operation of Internet web sites) and domain names used in the conduct of the business of the Company as it is currently conducted and as proposed to be conducted (collectively "Company Intellectual Property").

(d) The business operations of the Company as it is currently conducted or proposed to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or

services currently under development) of the Company, do not and will not, infringe, dilute, misappropriate or otherwise violate the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets or other intellectual property rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, and no claim has been made, notice given, or dispute arisen to that effect. The Company does not have any pending claims that a third party has violated or infringed any of the Company Intellectual Property, and knows of no basis for any such claim.

(e) All of the items of Company Intellectual Property listed in Section 3.23 of the Disclosure Letter as owned by the Company are valid and in full force, are held of record in the name of the Company free and clear of all Encumbrances and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as set forth in Section 3.23 of the Disclosure Letter, the Company is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright, mask work and domain name registration indicated in Section 3.23 of the Disclosure Letter as owned by the Company, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

(f) None of the trade secrets, know-how or other confidential or proprietary information of the Company has been disclosed to any person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement.

(g) Information Technology. The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by the Company, including all computer hardware, software, firmware and telecommunications systems used in the business of the Company, perform reliably and in material conformance with the appropriate specifications or documentation for such systems. Except for scheduled or routine maintenance, the information technology systems of the Company are fully available for use in the business and, as applicable, by the customers and clients of the Company, 24 hours a day, 7 days a week. The Company has taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the business, including the provision of hot fail-over server capacity in the event of a systems failure or disaster. The computer software used in the business of the Company is fully and adequately documented, and the Company has taken commercially reasonable steps to provide for the maintenance and support of such software. To the knowledge of the Company and the Stockholder, the computer software used in the business of the Company does not contain any viruses, "worms", trapdoors, or other disabling or malicious code that would impair the functionality of such software, or destroy, damage or corrupt the data or information technology systems used in the conduct of the business of the Company.

3.24. Employee Benefits Matters.

(a) All employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or

arrangement, or other employee fringe benefit plans presently maintained by, or contributed to by the Company or any other ERISA Affiliate (as defined in Section 3.25(i) below) (other than a multiemployer plan as defined in Section 3(37) of ERISA) are listed in Section 3.24 of the Disclosure Letter (the "Benefit Plans"), a true, complete and correct copy of each of which and (where applicable) a copy of the most recent IRS Form 5500 filed with respect to each such Benefit Plan, has been furnished to Buyer. The Company and each of the Benefit Plans are in material compliance with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans.

(b) Except as set forth in Section 3.24 of the Disclosure Letter, all contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the terms of the Benefit Plans and applicable law have been duly and timely made.

(c) Except as described in Section 3.24 of the Disclosure Letter, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant including, without limitation, all Forms 5500 and all summary plan descriptions have been duly and timely filed or distributed.

(d) Except as set forth in Section 3.24 of the Disclosure Letter, all of the Benefit Plans which are pension benefit plans have received, or timely applied for, determination letters from the IRS to the effect that such plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, as amended or required to be amended, through February 28, 2002; and no determination letter with respect to any Benefit Plan has been revoked nor, to the best of the Stockholder's knowledge, has revocation been threatened, nor has any Benefit Plan been amended or failed to be amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

(e) Each of the Benefit Plans has been administered, in all material respects, at all times in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision.

(f) Except as set forth in Section 3.24 of the Disclosure Letter, there are no pending investigations by any governmental authority involving any of the Benefit Plans, no termination proceedings involving any of the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability, nor are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

(g) Neither any of the Benefit Plans, the Stockholder, the Company nor, to the knowledge of the Stockholder, any employee of the foregoing, nor any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA)

which could subject any thereof to the Tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA.

(h) Intentionally Omitted.

(i) Neither the Company, nor any other employer (an "ERISA Affiliate") that is, together with the Company or the Stockholder, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code, or any employer which was at any time for which any relevant statute of limitations remains open an ERISA Affiliate (a "Former ERISA Affiliate"), incurred any liability with respect to any employee pension benefit subject to Title IV of ERISA.

(j) At no time for which any relevant statute of limitations remains open has the Company or any ERISA Affiliate or Former ERISA Affiliate been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) including any contingent liability under Section 4204 of ERISA to, any multiemployer pension plan (within the meaning of Section 3(37) of ERISA).

(k) The Company has not incurred, nor is it reasonably likely to incur, any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

(l) There are no Benefit Plans maintained by, contributed to by, or with respect to which there is any undisclosed liability on the part of, the Company, or any ERISA Affiliate outside the jurisdiction of the United States.

3.25. Brokerage. Except as set forth in Section 3.25 of the Disclosure Letter, neither the Company nor the Stockholder has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder or any other transactions related to the Company.

3.26. Relationship with Customers and Suppliers.

(a) No material customer has ceased, or threatened to cease, to use the products or services of the Company, has reduced or threatened to reduce, the amount of products or services historically purchased from the Company or has or has threatened to otherwise materially and adversely modify its business relationship with the Company.

(b) No material supplier has ceased, or threatened to cease, to deliver the products or services used by the Company, has reduced or threatened to reduce, the delivery of such products or services or has or has threatened to otherwise materially and adversely modify its business relationship with the Company.

3.27. Disclosure.

(a) No representation or warranty by the Stockholder or the Company in this Agreement or the Ancillary Agreements, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the

transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein when taken as a whole not misleading or necessary to provide Buyer with adequate and substantially complete information as to the Company and its affairs.

(b) There is no fact, development or threatened development with respect to the markets, products, services, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Company which is known to the Company or the Stockholder which would materially adversely affect the business of the Company, other than such conditions as may generally affect the economy as a whole. Neither the Company nor the Stockholder has any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Buyer as follows:

4.1. Ownership of Shares. The Stockholder is the holder of record and owns beneficially all the Capital Stock, free and clear of any Encumbrances. The Stockholder is not a party to any voting trust, proxy or other agreement with respect to the voting of any Capital Stock which will remain in force or effect after the Closing.

4.2. Authority. The Stockholder has full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which the Stockholder is a party and to perform his obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which the Stockholder is a party by the Buyer and the Company, as applicable, this Agreement and each Ancillary Agreement to which the Stockholder is a party constitutes the legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors' rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law. Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by the Stockholder of this Agreement, or the performance by the Stockholder of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect the Stockholder's ability to perform his obligations under this Agreement in any material respect.

4.3. Consents. No consent, approval, or authorization of, or exemption by, or filing is required to be obtained or made by the Stockholder in connection with the execution, delivery, and performance by the Stockholder of this Agreement, or any Ancillary Agreement to which the Stockholder is a party or the taking by the Stockholder of any other action contemplated hereby

or thereby or the continuation after the Closing by the Company of the businesses conducted prior to the Closing.

4.4. No Violation of Laws or Agreements. The execution, delivery and performance by the Stockholder of this Agreement and the Ancillary Agreement to which the Stockholder is a party thereto, and the consummation by the Stockholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Stockholder is a party or by which he or any of his assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Stockholder's Capital Stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of the Stockholder (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Stockholder is a party or by which it may be bound.

4.5. Brokers and Finders. Except as set forth in Section 4.5 of the Disclosure Letter, the Stockholder has not employed any investment banker, broker or finder, or incurred any liability for brokerage fees, commissions or finders fees, in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Stockholder as follows:

5.1. Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

5.2. Authorization. Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer and no further action is required on the part of Buyer to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been approved by the Sole Member of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party has been duly executed and delivered by Buyer, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Buyer, subject to applicable bankruptcy, insolvency, reorganization, arrangement,

moratorium and other similar laws relating to or affecting creditors' rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.3. Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4. Brokerage. Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

5.5. No Violation of Laws or Agreements. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreement to which the Buyer is a party thereto, and the consummation by the Buyer of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Buyer is a party or by which he or any of his assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Buyer's Capital Stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of the Buyer (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Buyer is a party or by which it may be bound.

ARTICLE VI
MUTUAL COVENANTS

6.1. Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall cooperate with one another and use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) Notwithstanding anything to the contrary herein, Buyer shall not be required to agree to any divestiture by Buyer or the Company or any of Buyer's subsidiaries or

Affiliates of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or Affiliates or of the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

6.2. Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely or evidencing the consummation of the Acquisition, this Agreement and the transactions contemplated hereby and thereby.

6.3 Audit. As soon as practicable following execution of this Agreement, the Stockholder shall cause Kutchins, Robbins and Diamond, the Company's public accountants to prepare and deliver to Buyer, at the Buyer's expense, to the extent such expenses do not exceed $60,000, and thereafter at the Stockholder's expense, audited financial statements for the Company for the years ended December 31, 2005 and 2006, which satisfy the Regulation S-X rules for public company audited financial statements, along with appropriate other documents to allow for use of such financial statements in public filings.

ARTICLE VII
COVENANTS OF THE COMPANY AND THE STOCKHOLDER

7.1. Operation of Business Prior to Closing. Prior to the Closing Date, except as set forth in Section 7.1 of the Disclosure Letter, as otherwise specifically permitted by this Agreement or with the prior written consent of Buyer, the Company shall, and the Stockholder shall cause the Company to (a) operate the business of the Company in the ordinary course of business and (b) use best efforts to maintain the business, properties, physical facilities and operations of the Company, preserve intact the current business organization of the Company, keep available the services of the current officers and employees of the Company, and maintain the relations and goodwill with its material vendors, customers, lessors and lenders. Except as set forth in Section 7.1 of the Disclosure Letter or otherwise specifically permitted by this Agreement or with the prior written consent of Buyer, the Company shall not do any of the following:

(a) make any change in its authorized capital stock, articles or certificate of incorporation, bylaws or other analogous organizational document;

(b) sell, lease, assign, license or transfer any of its assets or portion thereof with an aggregate fair market value in excess of $7,500 (other than sales of inventory in the ordinary course of business or sales of obsolete assets) or mortgage, pledge or subject any of its assets to any Encumbrance;

(c) make, grant or promise any bonus or any wage or salary increase to any employee or officer, or make, grant or promise any other change in employment terms for any employee or officer, other than routine wage increases for employees (other than officers) in the ordinary course of business;

(d) declare, set aside or pay any dividends or make any other distributions in respect of any of its capital stock or any other equity interests;

(e) effect any split, combination or reclassification in respect of any of its capital stock or purchase, redeem or otherwise acquire any of its capital stock or any warrants, options or other rights to acquire its capital stock, or make any other payment to the Stockholder;

(f) pay, loan or advance any amount to, or sell, transfer or lease any of its material assets to, or enter into any agreement or arrangement with any Affiliate;

(g) make any change in any method of accounting or keeping its books of accounts or accounting practices;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by acquiring the equity of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(i) adopt or amend in any material respect any Benefit Plan, except to the extent required by law or in the ordinary course of business;

(j) grant any severance or termination pay or enter into or amend any written employment, consulting or severance agreement or arrangement with any present or former director or officer or with any employee outside the ordinary course of business;

(k) enter into, amend, revise, renew or terminate any contract that is or would be required to be set forth in Section 3.13 the Disclosure Letter except in the ordinary course of business;

(l) commence or settle any material suit, action, arbitration or proceeding;

(m) make or authorize any capital expenditures in excess of $10,000 or $50,000 in the aggregate;

(n) make any Tax election (or revocation or change of a Tax election), any change in any method of accounting for Tax purposes, or any settlement or compromise of any Tax liability;

(o) issue or sell, or contract to issue or sell, any capital stock or securities convertible into, or exercisable or exchangeable for, capital stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(p) enter into or renew any lease or license for real estate or enter into any contract to purchase real estate; or

(q) agree to any of the foregoing.

Notwithstanding any provision to the contrary, the Company shall have the right, in its sole discretion, with prior written notice to Buyer, to make distributions or payments to the extent such payments are accounted for on the books and records of the Company to any person or entity at any time prior to the Closing.

7.2. Access. The Company shall allow Buyer and its representatives access during normal business hours and upon reasonable notice to the books, records, documents and facilities of the Company including, among other things, for the purposes of conducting due diligence and will on the same condition use best efforts to endeavor to make the officers, consultants, attorneys, agents, independent accounts and actuaries of the Company available to discuss such aspects of the business, financial condition or prospects of the Company as may be reasonably necessary. The Company authorizes Buyer to, and will cooperate so that Buyer may, obtain information concerning the business and the Real Properties from any Governmental Entity having enforcement responsibility for environmental, health, safety, building and zoning and other laws and regulations. Buyer shall not contact any of the Company's employees or contract employees without the prior written approval of the Stockholder. Stockholder shall not unreasonably withhold his approval after the waiver of all conditions to Buyer's obligation to close (subject only to reasonable due diligence review of information obtained from such employees or contract employees).

7.3. Resignations. At the Closing, the Stockholder will cause to be delivered to the Company written resignations of each officer or director of the Company as to which such resignation has been requested by Buyer.

7.4. Insurance. The Company shall maintain in full force and effect the policies of insurance listed on Section 3.23 of the Disclosure Letter, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by Buyer. The Company and the Stockholder shall promptly advise Buyer in writing of any change of insurer or type of coverage in respect of the policies listed on Section 3.23 of the Disclosure Letter.

7.5. Confidentiality. Both the Stockholder and, until the closing, the Buyer, shall, and shall cause its respective affiliates and representatives to, keep confidential and not disclose to any other person or entity or use for its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property regarding the Company or its business and operations ("Confidential Information") in his, her, or their possession or control. The obligations of the parties under this Section 7.5 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.5; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the parties shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such Confidential Information at the cost of the Company.

7.6. Non-Solicitation.

(a) In consideration of the payment of the Purchase Price by Buyer to the Stockholder and in order that Buyer may enjoy the full benefits of the business of the Company, the Stockholder covenants and agrees to the following:

(i) Neither the Stockholder nor any of his Affiliates shall engage, directly or indirectly, in any Competitive Activities. For purposes of this Section 7.6, "Competitive Activities" shall mean any business within any state of the United States, or anywhere in the world that, directly or indirectly, (i) provides software support services (through projects and staff augmentation) to any aspect of the software delivery life cycle including, but not limited to, project management, software configuration management, release management, application development and software testing services, or (ii) could reasonably be expected to benefit from the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary memos) of the Company to which the Stockholder had access if such business were to obtain access to such secrets or information. Notwithstanding the foregoing, "Competitive Activities" does not include software end users, software companies, software distributors and resellers, staffing companies with revenues in excess of $2 billion dollars or the Stockholder acting as an individual independent consultant. The Stockholder and Buyer agree that the foregoing covenant is intended to prohibit the Stockholder from engaging in the Competitive Activities, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity (except as a holder of equity or debt securities of a corporation which has a class of securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than one percent (1%) of the issued and outstanding debt or equity securities of such corporation) for any person, firm or corporation.

(ii) None of the Stockholder nor any of his Affiliates shall (i) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer, the Company, any of their respective Affiliates, or any successor to any of the foregoing, or (ii) engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing to cease doing business or their association or employment, with Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing.

(b) Term. The duration of the restrictions contained in Section 7.6(a) shall be for a period of four (4) years, commencing on the date hereof.

(c) Enforcement. In the event that the provisions of this Section 7.6 shall be determined by a court of competent jurisdiction to be unenforceable under applicable law as to that jurisdiction (the parties agreeing that such decision shall not be binding, res judicata or collateral estoppel in any other jurisdiction) for any reason whatsoever, then any such provision or provisions shall not be deemed void, but the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 7.6 shall be amended in

accordance with said modifications, it being specifically agreed by the Stockholder, the Company and Buyer that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable law.

(d) Specific Performance. The Stockholder understands and agrees that the restrictions contained herein are a reasonable and necessary protection of the legitimate interests of the Company and Buyer and that any failure of the Stockholder to comply with the requirements of this Section 7.6 will cause the Company and Buyer irreparable injury. The Stockholder acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 7.6 will be inadequate and, accordingly, the Stockholder covenants and agrees that the Company and Buyer shall, in addition to any other rights and remedies which the Company and Buyer may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of the Company and Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company and Buyer may have as a result of any such breach or threatened breach.

7.7. Transfer of Intellectual Property. At or prior to Closing, the Company and the Stockholder agree to assign to the Company all copyrights, trade marks, service marks and trade names or any rights or agreements associated with any of the foregoing used in or relating to the business, including any rights to use the name "Luceo", but only to the extent that the Company or the Stockholder has such rights.

7.8. Access to Information Post-Closing. During the five (5)-year period following the Closing Date, each party hereto shall cooperate with and make available to the other party, upon reasonable advance notice and during normal business hours, reasonable access to all books and records, tax returns and records, contracts and other information existing prior to and at the Closing Date which are necessary or useful in connection with any litigation, insurance matter, financial reporting requirement or obligation, Tax inquiry, audit, investigation or dispute, or any other matter requiring such books and records or information for any reasonable business purpose relating to the Company. The party requesting such access shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys' fees) reasonably incurred in connection with providing such books and records or other information.

7.9. Further Assurances. On the terms and subject to the conditions contained herein, Buyer, the Company and the Stockholder shall after the Closing (i) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder; and (iii) cooperate with each other in connection with the foregoing.

7.10. Subordination Agreement. The Stockholder shall deliver to Buyer an executed copy of the Subordination Agreement (the "Subordination Agreement") by and among the Stockholder, De Lage Landen Financial Services ("DLL"), Emtec, Inc., and Emtec, Inc.'s Subsidiaries substantially in the form attached hereto as Exhibit H (and with any other changes proposed by DLL that are not materially adverse to the Stockholder) within two days of delivery to the Stockholder by DLL or Buyer of a proposed execution version of the Subordination Agreement.

ARTICLE VIII
CONDITIONS TO BUYER'S OBLIGATIONS

The obligation of Buyer to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

8.1. Representations and Warranties True and Correct. All of the representations and warranties of the Company and the Stockholder contained in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct on the date of this Agreement, such Ancillary Agreement or such certificate, as the case may be, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date which shall continue to be true and correct as of the specified date and except for representations and warranties that contain any form of materiality qualification, which shall be true and correct in all respects).

8.2. Covenants and Agreements Performed. The Stockholder and the Company shall have performed or complied with in all material respects, or delivered, all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with, or delivered by the Stockholder or the Company prior to or on the Closing Date.

8.3. Stockholder's Closing Certificate. Buyer shall have been furnished with a certificate executed by an officer of the Company and the Stockholder (the "Stockholder's Closing Certificate"), dated the Closing Date, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled (or waived) at or prior to the Closing Date, the form of such certificate to be reasonably acceptable to Buyer.

8.4. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits Buyer or the Company from consummating the transactions contemplated hereby or the ability of the Company to conduct its business substantially in the manner that such business was being conducted prior to the Closing.

8.5. Third Party Consents. The Stockholder shall have received the consents from third parties set forth in Section 8.5 of the Disclosure Letter in forms reasonably acceptable to Buyer, including consents of landlords and mortgagees, as applicable.

8.6. Governmental Consents. All consents, approvals, authorizations, exemptions, and waivers from governmental agencies, if any, that shall be required in order to consummate the transactions contemplated hereby, shall have been obtained.

8.7. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby or that substantially interferes with the ability of the Company to conduct its businesses substantially in the manner that such businesses were being conducted prior to the Closing.

8.8. Non-Competition Agreement. Buyer shall have received the Non-Competition Agreement executed by Egisnova Corp.

8.9. Opinion. Buyer shall have received a written opinion of Coman & Anderson, P.C., counsel to the Company, dated the Closing Date, substantially in the form of Exhibit E attached hereto.

8.10. FIRPTA Certificate. The Stockholder shall have delivered to Buyer certificates reasonably acceptable to Buyer prepared in accordance with Treasury regulations section 1.1445-2 and dated as of the Closing Date certifying that he is not a foreign person.

8.11. Releases of the Stockholder. Buyer shall have received from the Stockholder a waiver and release of any and all claims in the form of Exhibit F attached hereto.

8.12. Stockholder's and Other Agreements. Buyer shall have received evidence that any and all stockholders' agreements among stockholders of the Company and any other agreements between Related Parties and the Company have been terminated.

8.13. Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

8.14. Employment Agreement. Buyer shall have received the Natarajan Employment Agreement executed by the Stockholder.

8.15. Due Diligence. Buyer shall have completed its due diligence review to its reasonable satisfaction no later than five (5) business days prior to the Closing Date.

8.16. Work Permits. There shall be no adverse change in the legal status of any Company employee, including with respect to such employee's visa or permanent resident status and all Company employees shall have all necessary Work Permits and related documents.

8.17. Encumbrances. All Encumbrances on or affecting any assets of the Company shall have been released and terminated, and evidence thereof reasonably satisfactory to the Buyer, including a "payoff letter" from the Company's lenders, shall have been delivered to the Buyer by the Company.

8.18. Delivery of Capital Stock. The Stockholder shall have delivered stock certificates representing all of the shares of Capital Stock to Buyer, duly endorsed in blank or with duly executed stock powers attached, free and clear of all Encumbrances.

8.19. Financing. Buyer shall have received proceeds of all financing necessary to consummate the transactions contemplated by this Agreement on terms and conditions satisfactory to Buyer not less than five (5) business days prior to the Closing Date.

ARTICLE IX
CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS

The obligations of the Stockholder to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

9.1. Representations and Warranties True and Correct. All of the representations and warranties of Buyer contained in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct on the date of this Agreement, such Ancillary Agreement or such certificate, as the case may be, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date which shall continue to be true and correct as of the specified date and except for representations and warranties that contain any form of materiality qualification, which shall be true and correct in all respects).

9.2. Covenants and Agreements Performed. Buyer shall have performed or complied with in all material respects, or delivered, all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with, or delivered by Buyer prior to or on the Closing Date.

9.3. Buyer Closing Certificate. The Stockholder shall have been furnished with a certificate executed by an officer of Buyer (the "Buyer Closing Certificate"), dated the Closing Date, certifying that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled (or waived) at or prior to the Closing Date, the form of such certificate to be reasonably acceptable to the Stockholder.

9.4. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits the Stockholder from consummating the transactions contemplated hereby.

9.5. Governmental Consents. All consents, approvals, authorizations, exemptions, and waivers from governmental agencies that shall be required in order to consummate the transactions contemplated hereby, if any, shall have been obtained.

9.6. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

9.7. Payment of Purchase Price. Buyer shall have delivered to the Stockholder the Closing Cash Consideration and the Promissory Note in accordance with Section 1.2 of this Agreement.

ARTICLE X
TAX MATTERS

10.1. Preparation of Returns and Payment of Taxes.

(a) The Stockholder shall cause to be prepared and timely filed all Tax Returns required for all Pre-Closing Tax Periods (the "Company Pre-Closing Returns"). The Company Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with the Company's past practices except as otherwise required by applicable law. The Company shall allow Buyer the opportunity to review and comment on the Company Pre-Closing Returns to be filed after the date hereof for a reasonable period prior to the intended filing date and shall make all changes reasonable requested by Buyer. To the extent permitted by applicable law, the Stockholder shall include any income, gain, loss, deduction or other Tax items for such periods on his Tax Return in a manner consistent with the schedules K-1 furnished by the Company to the Stockholder. The Company shall cause to be timely paid and shall be responsible for all other Taxes due with respect to Company Pre-Closing Returns.

(b) Buyer shall cause all other Tax Returns of the Company to be prepared and filed. With respect to any such Tax Return for a Straddle Period (the "Straddle Period Returns"), Buyer shall deliver such return (and a calculation of the portion of the Taxes shown on such return that are apportioned, as determined in Section 10.2, to the Interim Period) to the Stockholder for review and comment at least 20 days prior to the applicable filing deadline for such Straddle Period Returns. The Stockholder shall promptly notify Buyer of any disputed items with respect to such returns and the parties shall diligently attempt to resolve such disputes. The Stockholder shall pay to the Company the amount of any other Taxes apportioned to any Straddle Period at least five (5) days prior to the date for payment of such Taxes. If such disputes cannot be resolved within 10 days prior to the applicable filing deadline, such disputes shall be submitted to the Arbiter; provided, that if the Arbiter does not settle such dispute by the time such Straddle Period Return is required to be filed, such Straddle Period Return shall be filed as prepared by the Company (after making such changes requested by the Stockholder as have been agreed to by the Company). To the extent permitted by applicable law, the Stockholder shall include any income, gain, loss, deduction or other Tax items for such periods on his Tax Return in a manner consistent with the schedules K-1 furnished by the Company to the Stockholder.

10.2. Tax Indemnification. After the Closing Date, the Stockholder shall indemnify and hold harmless the Buyer and the Company from and against any Losses resulting from (i) any Pre-Closing Taxes, including the Stockholder's liability for transfer Taxes under Section 10.5, (ii) any increase in Tax liability resulting from the Company being liable for any Taxes (1) of any consolidated group of which the Company was a member on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign provisions and (2) of any Person as transferee or successor, by contract or otherwise for any Pre-Closing Tax Period or Interim Period and (iii) any sales, use or similar Taxes the Company or Buyer is required to impose, collect or pay, whether or not such Taxes are payable before or after the Closing, to the extent such Taxes must be imposed, collected or paid on equipment, products or services sold or contracted for lease by the Company prior to Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, the Stockholder shall be liable only to the extent

that such a Tax exceeds the amount, if any, reserved for such Tax on the face of the Closing Balance Sheet and taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a). The Stockholder shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Stockholder pursuant to this Section 10.2 within fifteen (15) business days after payment of such Taxes by Buyer or the Company. For purposes of calculating the liability of the Company for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

10.3. Income Tax Refunds and Cooperation. With respect to any pending or subsequently filed claim for refund of any income Taxes of the Company in respect of any Pre-Closing Tax Period or Interim Period, or any claims or actions for refund of such income Taxes by the Stockholder, Buyer agrees that the Stockholder will retain the right, with the cooperation of the Company, to prosecute, settle or abandon, on behalf of themselves or the Company, each of such claims or actions at the Stockholder's expense; provided, however, that neither the Stockholder nor the Company shall prosecute, settle or abandon any such claim or action in a manner that may have adverse effect on the other parties' tax position or identification obligations under this Agreement. Buyer further agrees to use its reasonable efforts to cause the Company to provide the Stockholder with all reasonable cooperation in obtaining such refunds and to make the records and personnel of the Company available to assist the Stockholder during regular business hours to prosecute any such claim or action for refund. In the event that any income Tax refund is received by the Company in respect of any Pre-Closing Tax Period or Interim Period, the Company shall pay to the Stockholder an amount equal to such refund plus any interest earned on such refund less any expenses incurred by the Company, except to the extent such refund is reflected as an asset on the Closing Balance Sheet.

10.4. Assistance and Records. The parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to the Company, (ii) any audit or other examination by any Governmental Entity, (iii) any judicial or administrative proceedings relating to liability for Taxes, or (iv) any claim for refund in respect of such Taxes. Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim. The Stockholder will retain the right with the participation of the Company, to conduct and resolve (at the Stockholder's Expense) any audit, administrative or judicial proceeding relating to income Taxes with respect to any period ending prior to or on the

Closing Date, to the extent the Stockholder may be obligated to indemnify Buyer and the Company pursuant to Section 10.2; provided, however, that no resolution of such proceeding shall be accepted that may have an adverse effect on the Company or Buyer, in which case, the Company will have the right to participate in and approve of the resolution of such proceeding. The Company will promptly notify the Stockholder of any such audit, proposed adjustment or related matter that could affect the Stockholder's Tax liability pursuant to Section 10.2. The Company will retain and upon the reasonable request of the Stockholder provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim. The Stockholder shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company or Buyer.

10.5. Transfer Taxes. All sales, use, documentary, transfer or similar Taxes imposed as a result of the transactions contemplated hereby shall be paid by the Stockholder when due, and the Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, the Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

10.6. S Corporation Status. The Company and the Stockholder shall not revoke the Company's election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code (or under analogous provisions of the income tax laws of each state in which the Company does business). The Company and the Stockholder shall not take or allow any action that could result in the termination of the Company's status as a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code (or under analogous provisions of the income tax laws of each state in which the Company does business).

ARTICLE XI
SURVIVAL AND INDEMNIFICATION

11.1. Survival. The representations and warranties under this Agreement, any Ancillary Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until the expiration of the eighteen (18) month period following the Closing Date (the "Survival Period") and no action or claim for Losses (as hereinafter defined) resulting from any breach of representations and warranties shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a) claims for breach of representations and warranties relating to Section 3.2 hereof (relating to capitalization), Sections 3.1 and 5.1 hereof (relating to organization), Section 3.3 hereof (relating to subsidiaries) Section 3.5 and 5.2 hereof (relating to authority), Sections 3.26 and 5.4 hereof (relating to brokers) and Article IV (relating to representations and warranties of the Stockholder) which may be asserted without limitation;

(b) claims under Section 10.2 or for breach of representations and warranties relating to Section 3.10 hereof (relating to tax matters) and Section 3.25 hereof (relating to employee benefits matters), which may be asserted until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c) any claims which have been asserted and which are the subject of a written notice from the Stockholder to Buyer or from Buyer to the Stockholder, as may be applicable, prior to the expiration of the Survival Period, which notice specifies in reasonable detail the nature of the claim.

11.2. General Indemnification.

(a) Prior to the Closing, the Company and the Stockholder, and following the Closing, the Stockholder shall indemnify and defend the Company, Buyer and each of their respective directors, officers and employees and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any breach of any representation or warranty made by the Company or the Stockholder in this Agreement or any Ancillary Agreement; and

(ii) any breach of any covenant or agreement made by the Stockholder in this Agreement or any Ancillary Agreement, whether such covenant of the Stockholder requires performance prior to or after the Closing, or any breach of any covenant made by the Company in this Agreement or any Ancillary Agreement which covenant of the Company required performance prior to the Closing;

provided, however, that (A) the Stockholder shall not have any obligation to indemnify Buyer from and against Losses resulting from, or arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company or the Stockholder until Buyer has suffered Losses by reason of all such breaches in excess of $50,000 (the "Deductible"), after which point the Stockholder will be obligated to indemnify Buyer from and against all such Losses, in excess of the Deductible and (B) there will be an aggregate ceiling equal to $1.5 Million on the obligation of the Stockholder to indemnify Buyer from and against Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company and the Stockholder; provided further however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for breach of representations and warranties relating to Section 3.2 (relating to capitalization), Section 3.1 (relating to organization), Section 3.3 (relating to subsidiaries), Section 3.5 (relating to authority), Section 3.26 (relating to brokers), Section 4.1 (relating to ownership of shares), Section 4.2 (relating to authority), Section 4.5 (relating to brokers).

(b) Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against any payments due and owing from Buyer under the Promissory Note and the Earn Out to the extent Buyer has suffered a Loss and made a claim for indemnity against the Stockholder under this Article XI. Buyer shall cause the amount of the payment Buyer proposes to set off against payments otherwise due to Buyer to be held in escrow with an independent third party pending resolution of the claim, pursuant to an escrow agreement in a form reasonably agreeable to Buyer and Stockholder. From and after the Closing, any indemnification to which Buyer is entitled under this Agreement as a result of any

Losses incurred under Sections 11.2(a) shall first be satisfied by set off against payments owed under the Promissory Note.

(c) No limitation or condition of liability provided in this Article XI shall apply to any breach of any representation or warranty contained herein if such breach of representation or warranty was made willfully or with intent to deceive.

(d) Following the Closing, Buyer shall indemnify the Stockholder and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; or

(ii) any breach of any covenant or agreement made by Buyer in this Agreement or any Ancillary Agreement.

(e) A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." As soon as is reasonable after an Indemnitee either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (ii) sustains any Loss not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article XI hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure.

(f) The Stockholder and Buyer agree that for purposes of (i) determining whether or not there has been a breach of a representation or warranty by the Company, the Stockholder or Buyer and (ii) calculating the amount of Losses incurred arising out of or relating to any such breach, the references to material adverse effect or other materiality qualifications (or correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded.

(g) No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closing. Notwithstanding anything to the contrary herein, Buyer shall have the right, irrespective of any knowledge or investigation of Buyer, to rely fully, and is relying fully, on the representations, warranties and covenants of the Company and the Stockholder contained herein.

(h) No limitation or condition of liability provided in this Article XI shall apply to the indemnification obligation of the Stockholder set forth in Section 10.2 hereof.

11.3. Adjustment to Purchase Price. Any payments made by the Stockholder or any of them to Buyer under Section 10.2, and any indemnification payments made by the Stockholder or any of them to Buyer pursuant to this Article XI shall be, to the extent permitted by law, treated by all parties as a reduction in the Purchase Price received by the Stockholder hereunder.

ARTICLE XII
TERMINATION, AMENDMENT AND WAIVER

12.1. Termination. Except as provided in Section 12.2, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Stockholder and Buyer;

(b) by Buyer or the Stockholder if (i) the Closing has not occurred by March 28, 2008; provided, however, that the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal;

(c) by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would: (i) prohibit Buyer's ownership or operation of any portion of the business of the Company; or (ii) compel Buyer or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Buyer as a result of the Acquisition;

(d) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Stockholder and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(e) by the Stockholder if the Stockholder is not in material breach of his obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within ten (10) calendar days after written notice to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by Buyer if an event materially adversely affecting the Company shall have occurred after the date of this Agreement or by Stockholder if an event materially adversely affecting Buyer or Parent shall have occurred after the date of this Agreement which Stockholder

believes, in his sole discretion, may adversely affect the ability of Buyer or Parent to fulfill its obligations to Stockholder under this Agreement or the Ancillary Agreements.

Where action is taken to terminate this Agreement pursuant to this Section 12.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of any corporate party taking such action.

12.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party; provided that, the provisions of Article XIII and this Section 12.2 shall remain in full force and effect and survive any termination of this Agreement.

12.3. Amendment and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

ARTICLE XIII
MISCELLANEOUS

13.1. Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement or any other Ancillary Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered, if delivered by hand; (b) one (1) business day after transmitted, if transmitted by a nationally-recognized overnight courier service; (c) when sent by facsimile transmission, if sent by facsimile transmission which is confirmed; or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.1):

(a) if to Buyer:

Emtec Global Services, LLC
c/o Emtec, Inc.
5 Greentree Center, Suite 117
Marlton, New Jersey 08053
Fax: 815-346-7605
Attention: Stephen C. Donnelly

with a copy to:

Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Facsimile No.: (215) 994-2222
Attention: Carmen J. Romano, Esq

(b) if to the Company:

Luceo, Inc.
40 Shuman Blvd., Suite 268
Naperville, IL 60563
Facsimile No.:
Attention:

with a copy to:

Coman & Anderson, P.C.
2525 Cabot Drive
Suite 300
Lisle, IL 60532
Attention: Daniel G. Coman
Facsimile No.: (630) 428-2549

(c) if to the Stockholder:

Mr. Siva Natarajan
1431 Kallien Avenue
Naperville, IL 60540
Facsimile No.: (630) 428-3974

with a copy to:

Coman & Anderson, P.C.
2525 Cabot Drive
Suite 300
Lisle, IL 60532
Attention: Daniel G. Coman
Facsimile No.: (630) 428-2549

13.2. Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.3. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one

or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

13.4. Entire Agreement; Assignment. This Agreement, the exhibits hereto, the schedules hereto, the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Buyer may assign its respective rights and delegate its respective obligations hereunder to its respective Affiliates.

13.5. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.6. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

13.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any federal court located within State of Illinois, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein which is justiciable in such court, agrees that process may be served upon them in any manner authorized by the laws of the State of Illinois for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

13.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.9. Public Disclosure. Prior to the Closing, neither Buyer, the Company nor the Stockholder shall make any public release of information regarding the matters contemplated in this Agreement, except (i) Buyer on the one hand and the Company and/or the Stockholder on the other hand may issue a joint press release if mutually considered appropriate; (ii) Buyer, the Company and the Stockholder may each continue communications with their respective

employees, customers, suppliers, franchisees, lenders, lessors, shareholders and other particular groups as may be legally required; and (iii) as required by law, including, without limitation any disclosure which Buyer determines in its sole discretion must be made in order to comply with applicable securities laws and regulations or the rules and regulations of a national securities exchange.

13.10. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

13.11. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by (a) Buyer, if incurred for Buyer's account; (b) the Company, if incurred for the account of the Company or the Stockholder only to the extent included as a current liability in the calculation of Net Working Capital; or (c) the Stockholder, if incurred for the account of the Company or the Stockholder and not included as a current liability in the calculation of Net Working Capital.

13.12. Facsimiles. This Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall claim that this Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine or deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, and each such party forever waives any such claim or defense.

ARTICLE XIV
CERTAIN DEFINITIONS

14.1. "Accounting Principles" means the accounting principles set forth in Section 14.1 of the Disclosure Letter.

14.2. "Affiliate" of any person means any person, directly or indirectly controlling, controlled by or under common control with such person, and includes any person that would be deemed to be an "affiliate" of such person, as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control

with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). With respect to any natural person, "Affiliates" shall also include, without limitation, such person's spouse and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse.

14.3. "Arbiter" means an independent registered public accounting firm (other than the "Big 4") mutually acceptable to Buyer and Stockholder.

14.4. "business day" means any day other than a day on which banks in the State of New York are required or authorized to be closed.

14.5. "Closing Net Working Capital" shall mean the Net Working Capital as of the Closing Date as set forth on the Closing Balance Sheet.

14.6. "Debt" means (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all Debt of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company, (h) all Debt of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company, even though such person has not assumed or become liable for the payment of such Debt, and (i) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses (a) through (h) above.

14.7. "Disclosure Letter" means the disclosure letter being delivered by the Company and the Stockholder to the Buyer on the date hereof.

14.8. "Estimated Closing Date Balance Sheet" shall mean a pro-forma Balance Sheet of the Company as prepared in accordance with the preparation of the Financial Statements reflecting the Stockholder's good faith estimate of the Company's financial position at Closing, to be prepared in advance of the Closing pursuant to the provisions of Section 1.2(b) of this Agreement.

14.9. "Estimated Net Debt" shall mean the Net Debt as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.

14.10. "Estimated Net Working Capital" shall mean the Net Working Capital as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.

14.11. "GAAP" means United States generally accepted accounting principles.

14.12. "Governmental Entity" means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government of any nation, state or other political subdivision thereof.

14.13. "Interim Period" shall mean the potion of any Straddle Period that ends on the Closing Date.

14.14. "knowledge", "to the knowledge" or "known" and words of similar import shall mean the actual or constructive knowledge, after due inquiry, of a natural person or, with respect to a Person that is not a natural person, the actual or constructive knowledge, after due inquiry, of the officers and management of such Person.

14.15. "Losses" shall mean any and all losses, liabilities, damages (including without limitation, punitive, consequential, and special damages, and lost profits or diminution in value), penalties (including, without limitation, governmental penalties,) obligations, awards, fines, deficiencies, interest, claims (including third party claims (including, without limitation, whether or not meritorious)), costs and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement.

14.16. "Material Adverse Effect" shall mean individually or together with other adverse effects, any material adverse effect on (i) the assets, liabilities, operations (including relationships with vendors, suppliers, customers and employees), business, results of operations or financial condition or prospects of the Company, (ii) the ability of the Company to consummate the transactions contemplated hereby, or (iii) the ability of the Company to continue to operate its business after the Closing in substantially the same manner as such business is conducted prior to the Closing.

14.17. "Net Cash Amount" shall mean, as of any date, the aggregate amount of (a) the Company's cash and cash equivalents on hand, in lockboxes or in other bank accounts as of such date (but not including any such cash or cash equivalents subject to the rights of third parties or the use of which is restricted, including customer deposits for goods or services to be provided or any trust funds established under any deferred compensation program of the Company) minus (b) the aggregate amount of outstanding and unpaid checks issued by the Company as of such date.

14.18. "Net Debt" shall mean Debt less cash and cash equivalents of the Company on hand at Closing (it being understood that Net Debt may not be a negative number).

14.19. "Net Working Capital" shall mean an amount for the Company equal to (i) all "current assets" including, but not limited to, cash, accounts receivable, employee receivables, rebates receivable, inventory and prepaid expenses (excluding owner receivable, deposits and

others) less (ii) all "current liabilities" including, but not limited to, accounts payable, employee payables (excluding all payments to Thiruvallavan Munirathianam, Mukunthan Panneerselvam and Manivannan Ilango under those certain Bonus Letter Agreements dated as of the date hereof), Transaction Expenses that are unpaid as of the Closing and not recorded on the Certificate of Closing Amounts attached hereto as Exhibit G, accrued expenses, rebates payable, accrued and withheld payroll taxes, sales tax payable and state and federal excise tax payable (excluding the current portion of long-term liabilities owed to the Company's lender, federal tax payable and state tax payable), in each case as such items are determined using the same accounting methods and principles employed by the Company in preparing the Balance Sheet; provided that in determining Net Working Capital, deferred tax assets and liabilities shall be disregarded.

14.20. "Person" or "person" means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as "group" is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

14.21. "Pre-Closing Tax Period" shall mean any Tax period ending on or before the Closing Date.

14.22. "Pre-Closing Taxes" means all liabilities for Taxes of the Company for Pre-Closing Tax Periods and any Interim Period determined without regard to any carryback of a loss or credit arising after the Closing Date. For purposes of calculating the liability of the Company for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period; provided, further, that Pre-Closing Taxes shall include 100% of all Taxes payable by the Company pursuant to Section 1374 of the Code (or any similar provision of state, local or foreign law).

14.23. "Related Party" means, with respect to the Company or any subsidiary, any director, officer, beneficial owner, or holder of more than 5% of the capital stock on a fully diluted basis, any family member of the foregoing, or any corporation, partnership or other entity in which the foregoing have an interest.

14.24. "Subsidiary" shall mean with respect to the Company, any person or other business entity of which the Company owns, directly or indirectly, more than 50% (i) of the capital stock or other equity interests or (ii) of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent).

14.25. "Target Net Working Capital" means $1,100,000.

14.26. "Transaction Expenses" means all costs and expenses incurred or accrued at or prior to Closing by the Company and the Stockholder in connection with the consummation of the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representative and consultants), and any change of control, success fee, retention, stay-put or other bonus payments due to employees, officers, management committee members or consultants of the Company as a result of or in connection with the consummation of the transactions contemplated hereby (excluding all payments to Thiruvallavan Munirathianam, Mukunthan Panneerselvam and Manivannan Ilango under those certain Bonus Letter Agreements dated as of the date hereof).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

EMTEC GLOBAL SERVICES, LLC

By: /s/Dinesh R. Desai
Name: Dinesh R. Desai
Title: Manager

LUCEO, INC.

By: /s/Sivapatham Natarajan
Name: Sivapatham Natarajan
Title:

STOCKHOLDER

/s/Sivapatham Natarajan
Sivapatham Natarajan

[Signature page to the Purchase Agreement]

Exhibit B

Earn-Out

Exhibit B

EARN OUT

This Exhibit B sets forth the understanding of the parties with respect to additional contingent cash consideration as part of the Purchase Price, subject to and in accordance with the terms and conditions of the Agreement and this Exhibit. Unless the context otherwise requires, defined terms contained herein that are not otherwise defined in this Exhibit B shall have the meanings set forth in the Agreement.

1. DEFINITIONS. The following terms as used herein shall have the meanings set forth in this Section 1:

1.1. "Cost of Sales" means, with respect to the Company (i) all direct labor costs, including professional staff wages of any kind (including 1099 and W-2 wages) and related benefits (excluding wages and benefits for administrative staff), (ii) travel costs (net of any reimbursements), (iii) business development wages and (iv) all immigration related legal costs.

1.2. "Gross Margin" means Revenue minus Cost of Sales.

1.3. "Level 1 Earn-Out Consideration" means $176,250.

1.4. "Level 2 Earn-Out Consideration" has the meaning set forth in Section 2.1 below.

1.5. "Measurement Period" means each of the three (3) consecutive twelve month periods beginning on the first day of the month following the Closing Date (the "Earn-Out Start Date") and ending on the day before the third anniversary of the Earn-Out Start Date. For clarification purposes, the first Measurement Period begins on the Earn-Out Start Date and ends on the day before the first anniversary of the Earn-Out Start Date, the second Measurement Periods begins on the first anniversary of the Earn-Out Start Date and ends on the day before the second anniversary of the Earn-Out Start Date, and the third Measurement Period begins on the second anniversary of the Earn-Out Start Date and ends on the day before the third anniversary of the Earn-Out Start Date.

1.6. "Revenue" means the dollar amount of all amounts received by the Company in respect of its consulting services as determined under GAAP applied on a consistent basis.

1.7. "Statement" has the meaning set forth in Section 2.2 below.

2. DISTRIBUTIONS.

2.1. Determination of Earn-Out Consideration. Subject to the terms and conditions of this Section 2, the Earn-Out shall be determined as follows: in the event that Gross Margin for any Measurement Period equals or exceeds $1,000,000, the Stockholder shall receive (a) the Level 1 Earn-Out Consideration and (b) an amount not to exceed $176,250, on a dollar-for-dollar

basis, equal to 70.5% of the excess of Gross Margin over $1,000,000; provided, however, if Gross Margin is greater than $1,400,000 in either of the first two Measurement Periods, the Stockholder shall be entitled to receive an amount equal to 14.1% of such excess (the "Level 2 Earn-Out Consideration"). Notwithstanding the foregoing, in no event shall the aggregate amount of Level 2 Earn-Out Consideration paid pursuant to this Exhibit B exceed $528,750.

2.2. Statements.

(a) Within 75 days after the end of each Measurement Period, the Company shall cause to be prepared and shall deliver to the Stockholder a statement setting forth in reasonable detail a calculation of the Earn-Out for such Measurement Period (the "Statement"). A pro-forma example of the Statement is attached hereto as Exhibit B-1. The Statement shall be based upon the financial statements of the Company and shall be prepared in accordance with Section 2.1 hereof.

(b) The Stockholder shall have a period of thirty (30) days following delivery of the Statement to review, at their expense, the working papers of the Company and Buyer relating to the Statement. Within such thirty (30) day period, the Stockholder shall notify Buyer in writing when the Stockholder has completed his review and whether or not the Stockholder agrees with the Statement. Any objection to the Statement must specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, working papers, analyses and other documentation. If the Stockholder does not give Buyer notice of the Stockholder's objection within such thirty (30) day period, the Statement shall become final and the Stockholder shall have no further right to disagree therewith, and the payment of the Earn-Out consideration, if any, shall be made.

(c) In the event the Stockholder and Buyer do not agree upon the Statement within ten (10) business days after delivery by the Stockholder of a notice of disagreement, the Stockholder and Buyer shall submit to the Arbiter such Statement, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement. The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested. Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Statement delivered by Buyer pursuant to Section 2.2(a) was not prepared in accordance with the terms of the Earn-Out or contained computational errors. The fees and expenses of the Arbiter shall be equally apportioned between the Stockholder, on the one hand, and Buyer, on the other hand.

2.3. Payment of Aggregate Earn-Out Consideration. Within seven (7) days after final determination (or agreement) of the Statement of the Earn-Out consideration payable for a Measurement Period, if any, Buyer shall pay such Earn-Out consideration to the Stockholder as contemplated by Section 1.2 of the Agreement. The Company unconditionally and irrevocably guarantees the timely performance of all Buyer's obligations with respect to the Earn-Out

2.4. Right of Offset. In accordance with the terms of the Agreement, Buyer and the Company shall have the right to set off against any payments due and owing from Buyer to the Stockholder under any of the provisions of this Exhibit B, to the extent Buyer has a claim for indemnity against the Stockholder under Article XI of the Agreement or otherwise with respect to the transactions contemplated by the Agreement. In addition, Buyer and the Company shall have the right to withhold any payments due and owing from Buyer or the Company to the Stockholder hereunder for the amount of any claims which have been asserted against the Stockholder under Article XI of the Agreement or otherwise with respect to the transactions contemplated by the Agreement, pending final resolution of any such claims.

2.5. Enforcement. In the event it becomes necessary for any party to initiate litigation for purposes of the enforcement or the interpretation of the rights or obligations of the parties hereunder, the party prevailing in the outcome of such litigation shall be entitled to recover from the opposing party such prevailing party's reasonable costs and expenses associated with such litigation, including attorneys' fees.

2.6. General. The parties agree that, to the extent a bonus contemplated in section 3 of each of the bonus letters attached hereto as Exhibit C is earned but is not paid to any employee because such employee is not employed by the Company on the date the bonus is required to be paid, the amount of any such bonus will be paid to the Stockholder.

2.7. Miscellaneous. The parties understand and agree that Buyer shall have complete discretion with respect to the operation, marketing and pricing of all of the services of the Company and that Buyer may add to, eliminate or otherwise alter at any time or from time to time any or all of such services. The parties acknowledge and agree that (a) the potential Earn-Out is contingent on the performance of the Company and there is no guarantee of any payment hereunder, (b) Buyer makes no representation and expresses no opinion as to the value of the Earn-Out, and (c) so long as Buyer acts in good faith, the Stockholder will not be entitled to and will not make any claims against Buyer alleging that Buyer's actions or omissions in the operation of the Company reduced the Earn-Out from what it otherwise might have been. Notwithstanding the foregoing, in order to ensure that the Stockholder is afforded the opportunity to receive the Earn-Out consideration, Buyer agrees that, after the Closing Date and during the Measurement Periods, the business of the Company shall be conducted in the ordinary course and in a businesslike manner and it shall not take any action with the intent or purpose of materially depressing Gross Margin. At all times during the Measurement Periods, Buyer shall maintain records with respect to the business of the Company in order to permit the calculation of Gross Margin and the Earn-Out consideration.